As filed with the Securities and Exchange Commission on November 30, 2018

Registration No. 333-

________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________________________________________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________________________________________________
LIFEVANTAGE CORPORATION
(Exact name of registrant as specified in charter)
________________________________________________________________________________

Delaware	90-0224471
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9785 S. Monroe Street, Suite 400
Sandy, UT 84070
(Address of Principal Executive Offices)
________________________________________________________________________________
LifeVantage Corporation 2017 Long-Term Incentive Plan
LifeVantage Corporation 2019 Employee Stock Purchase Plan
(Full title of the plans)
________________________________________________________________________________
Darren Jensen
President and Chief Executive Officer
LifeVantage Corporation
9785 S. Monroe Street, Suite 400
Sandy, UT 84070
(801) 432-9000
(Name, address, and telephone number, including area code, of agent for service)
________________________________________________________________________________
 Copies to:
Kirt W Shuldberg, Esq.
Ryan J. Gunderson, Esq.
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
3570 Carmel Mountain Rd., Suite 200
San Diego, CA 92130
(858) 436-8000
 ________________________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share 2017 Long-Term Incentive Plan, as amended	715,000 shares(2)	$12.05 (3)	$8,615,750(3)	$1,045
Common Stock, $0.0001 par value per share 2019 Employee Stock Purchase Plan	400,000 shares(4)	$12.05 (3)	$4,820,000(3)	$585
Total	1,115,000 shares		$13,435,750	$1,630

(1)
Pursuant to Rules 416 and 457 under the Securities Act of 1933, this registration statement shall also cover any additional shares of common stock that may become issuable under the LifeVantage Corporation 2017 Long-Term Incentive Plan, as amended (the “2017 Plan”) or the LifeVantage Corporation 2019 Employee Stock Purchase Plan (the “2019 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of common stock of the registrant.

(2)
Represents additional shares of Common Stock reserved for issuance under the 2017 Plan. In general, to the extent that any awards under the 2017 Plan are forfeited or expire for any reason before being exercised or settled in full, or if shares issued under the 2017 Plan are reacquired by the Registrant pursuant to a forfeiture provision, repurchase right or for any other reason, those shares will again become available for issuance under the 2017 Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(3)
Estimated pursuant to Rules 457(h) and 457(d) under the Securities Act of 1933 solely for the purpose of calculating the registration fee and is based on the average of the high and low prices of registrant’s common stock as reported on the NASDAQ Capital Market on November 28, 2017.

(4)	Represents 400,000 shares of Common Stock reserved for future grant under the 2019 ESPP.

The registration statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified in this Part I is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents and information previously filed by the Registrant with the SEC are hereby incorporated by reference in this registration statement:

(a)	the Registrant’s annual report on Form 10-K and any amendments thereto for the fiscal year ended June 30, 2018, filed on August 15, 2018;

(b)	the Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2018 filed on November 1, 2018;

(c)	the Registrant’s current reports on Form 8-K filed on each of July 31, 2018 and November 11, 2018, only to the extent filed and not furnished;

(d)
all reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the registrant’s latest annual report; and

(e)
the description of the registrant’s common stock contained in the registrant’s registration statement on Amendment No. 1 to Form 8-A filed under the Securities Act of 1933 on March 13, 2018, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be incorporated by reference into this registration statement from the date of filing of such documents. In no event, however, will any information that the registrant discloses under Item 2.02 or Item 7.01 of any current report on Form 8-K that the registrant may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this registration statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for a breach of their fiduciary duty as directors and officers.
In addition, as permitted by Section 145 of the Delaware General Corporation Law, Registrant’s amended and restated bylaws provide that:

•
The Registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances in which indemnification is not required by law.

•
The Registrant will be required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•
The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors. The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.
The Registrant has entered into separate indemnification agreements with each of its directors and executive officers that will provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General

Corporation Law and provide for certain additional procedural protections. The Registrant also maintains insurance to insure directors and officers against certain liabilities.
These indemnification provisions and the indemnification agreements to be entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the 1933 Act.
We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit No.	Document Description	Filed Herewith or Incorporated by Reference From

4.1	Certificate of Incorporation	Exhibit to 3.1 to Form 8-K filed on March 13, 2018.

4.2	Bylaws	Exhibit to 3.2 to Form 8-K filed on March 13, 2018.

5.1	Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP	Filed herewith.

23.1	Consent of WSRP, LLC, Independent Registered Public Accounting Firm	Filed herewith.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP	Contained in Exhibit 5.1

24.1	Power of Attorney	Contained on the signature page hereto.

99.1	LifeVantage Corporation 2017 Long-Term Incentive Plan, as amended	Exhibit to 10.1 to Form 8-K filed on November 19, 2018.

99.2	LifeVantage Corporation 2019 Employee Stock Purchase Plan	Exhibit to 10.2 to Form 8-K filed on November 19, 2018.

Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandy, State of Utah on November 30, 2018.

LIFEVANTAGE CORPORATION

By:	/s/ Steven R. Fife
Steven R. Fife
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darren Jensen and Steven Fife, and each or either of them, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his/her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Darren Jensen	President, Chief Executive Officer and Director (Principal Executive Officer)	November 30, 2018
Darren Jensen

/s/ Steven R. Fife	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 30, 2018
Steven R. Fife

/s/ Garry Mauro	Chairman of the Board	November 30, 2018
Garry Mauro

/s/ Michael A. Beindorff	Director	November 30, 2018
Michael A. Beindorff

/s/ Raymond Greer	Director	November 30, 2018
Raymond Greer

/s/ Vinayak Hegde	Director	November 30, 2018
Vinayak Hegde

/s/ Darwin Lewis	Director	November 30, 2018
Darwin Lewis